Exhibit 99.1

News Release

NASD ENFORCEMENT ACTION ON VARIABLE ANNUITIES

Overland Park, KS, January 14, 2004 — Waddell & Reed Financial, Inc. (NYSE: WDR) announced today that the NASD staff has commenced an enforcement action against its broker-dealer subsidiary, Waddell & Reed, Inc., one of its current officers and one of its retired officers relating to variable annuity exchanges.  This matter was previously disclosed on June 6, 2003 upon receipt of a Wells notice from the NASD.  The Company announced in October a one-time special charge to its third quarter 2003 earnings for anticipated legal expenses, including those associated with this action by the NASD.

Waddell & Reed strenuously denies the NASD’s allegations and plans to vigorously defend its sales practices and compliance procedures.

In its complaint, the NASD claims that the Company recommended that its clients exchange 6,700  variable annuity policies for new policies from January 1, 2001 through August 30, 2002, without having a reasonable basis for concluding that the transactions were suitable, and that approximately 1,400 of the clients “were likely to lose money” from the exchanges according to its “quantitative analysis.”

According to Waddell & Reed, the NASD’s complaint is factually and legally inaccurate in numerous respects, and the exchanges from older policies that lacked the beneficial features of variable annuity contracts available in the marketplace today into newly designed, state-of-the-art policies that became available to the Company’s financial advisors at the beginning of 2001 provided tremendous value to its clients and were suitable for their individual financial needs.  The Company strenuously denies the NASD’s allegations and believes that it took steps throughout the period at issue to comply with all existing applicable regulations and guidance.  Contrary to the NASD’s assertions, a case-by-case analysis was conducted at various levels of the Company to ensure that each exchange was in the best interests of the client and the Company’s financial advisors were repeatedly urged to recommend exchanges only if they were in the best interests of the clients.  In addition, tools were provided to allow the financial advisors to compare the old products to the new products to allow them to determine if exchanges would be appropriate for clients.

According to the Company, the NASD’s action is based on the retroactive application of a hypothetical, academic, predictive model to assess the suitability of the exchanges, instead of looking at each client’s individual financial situation, as current law and guidance from the NASD suggests.  According to Waddell & Reed, it is unaware of any firm employing a model similar to that utilized by the NASD and retroactively requiring the use of such an academic predictive model with its clients is unprecedented.  Waddell & Reed contends that the new variable annuity policies recommended to clients by its financial advisors were far superior to the policies being replaced and that the NASD’s predictive model fails to fully reflect the benefits and features of the new policies purchased by clients.

The chairman of Waddell & Reed Financial, Inc., Keith A. Tucker, said, “We believe our actions were consistent with NASD rules and guidance.  We also believe that the two individual respondents - at all times – acted responsibly and in the best interests of our clients.  This complaint attempts to attack the credibility and character of our organization with factual misrepresentations, factual omissions and half-truths.  We cannot stand for that.  We are extremely disappointed that the NASD appears to have chosen to impose new regulations through an enforcement action rather than utilize an appropriate rulemaking process so that member firms are on notice of applicable requirements and are treated the same.”  He pointed out that Waddell & Reed’s management – including the two individual respondents – reasonably believed that the Company had adopted compliance procedures that were fully consistent with industry standards.  He also noted that the NASD’s action was especially inappropriate because the individual respondents had long, distinguished and previously untarnished careers.

Exchanges that occurred during the time period reviewed by the NASD resulted from newly developed variable annuity policies becoming available to its financial advisors and were the subject of an Alabama $50 million jury verdict in a suit brought by United Investors Life Insurance Company, a subsidiary of Torchmark Corporation and Waddell & Reed’s former parent company.  That jury verdict was wholly reversed and partially rendered in Waddell & Reed’s favor by the Alabama Supreme Court in April of this year with the retrial of the remaining claims set for March of this year.  This inquiry was initiated by the NASD in May of 2001 and the Company has spent numerous hours cooperatively responding to the NASD’s inquiries and document requests over nearly a three year time period.  It is the Company’s belief that the inquiry was initiated without a single customer complaint and was promoted by United Investors to further its litigation interests.  Tucker noted Waddell & Reed’s regret that the NASD enforcement staff was unable to fully appreciate the benefits that the exchanges to the new policies have conferred on Waddell & Reed’s clients and the high level of satisfaction they have experienced with these policies.

Under NASD rules, Waddell & Reed is allowed twenty-five days from the issuance of the NASD’s complaint to submit an answer and request a hearing.  At the hearing, Waddell & Reed will be afforded an opportunity to present evidence supporting the propriety of its actions to a hearing panel of industry representatives.  After the conclusion of the hearing, the NASD and Waddell & Reed have the right to appeal the decision of the hearing panel to the National Adjudicatory Council.  National Adjudicatory Council decisions may be appealed to the federal courts.

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States.  Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Funds, Inc., W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Waddell & Reed Ivy Investment Company serves as investment advisor to the Ivy Funds.  Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serve as principal underwriter and distributor to the W&R Funds, Inc. and the Ivy Funds.

Contacts

Investor Contacts:

John Sundeen, Chief Financial Officer, (913) 236-1810, jsundeen@waddell.com

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com, or Toll Free: (800) 532-2757

Press Contact:

Stephen Barrett, (913) 236-1558

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, adverse results of litigation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.